CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1997 Equity Incentive Plan and the 2000 Employee Stock Purchase Plan of Virage Logic Corporation of our report dated July 20, 2000 with respect to the consolidated financial statements and schedule of Virage Logic Corporation for the year ended September 30, 1999, and the six months ended March 31, 2000 included in Amendment No. 5 to the Registration Statement Form S-1 (No. 333-36108) and related prospectus of Virage Logic Corporation, filed with the Securities and Exchange Commission.

                                   /s/ Ernst & Young, LLP
San Jose, California
September 19, 2000